Exhibit 99.1

News Release	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles Missouri 63301 www.americanrailcar.com

For Release: June 17, 2008	Contact:	Michael Obertop
	Phone:	636.940.6000

AMERICAN RAILCAR INDUSTRIES, INC. ANNOUNCES CHANGE OF CHIEF
FINANCIAL OFFICER

     ST. CHARLES, MO (June 17, 2008) — American Railcar Industries, Inc. (“ARI” or the “Company”) [NASDAQ: ARII] announced today that William P. Benac, the Company’s Senior Vice President, Chief Financial Officer and Treasurer, resigned his positions with the Company, effective June 16, 2008, to pursue other opportunities. Also effective June 16, 2008, ARI’s Board of Directors unanimously appointed Mr. Dale Davies to succeed Mr. Benac in these roles.
     Mr. Davies, 56, has served ARI as its Vice President of Finance since joining the Company in June 2005. Prior to joining the Company, Mr. Davies spent the last 31 years in various financial management positions with manufacturing companies in the chemical and pharmaceutical industries.
     ARI currently expects that Mr. Benac will remain with the Company through approximately the end of June to assist with the transition.
     “We are grateful for all that Bill has contributed to our Company, including helping to guide ARI through its initial public offering in 2006 as well as providing continued insight and support for several years of Company growth. We wish him well in his upcoming opportunities,” stated Mr. James Unger, ARI’s Chief Executive Officer. Mr. Unger went on to say, “We are pleased to have Dale take on this new role within executive management. Dale’s previous three years at ARI and his previous finance experience are ideal preparation to head up our accounting, finance and other staff functions at ARI.”
About American Railcar Industries, Inc.
     American Railcar Industries, Inc. is a leading North American manufacturer of hopper and tank railcars. ARI also repairs and refurbishes railcars, provides fleet management services and designs and manufacturers certain railcar and industrial components used in the production of its railcars as well as railcars and non-railcar industrial products produced by others. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.
Forward-Looking Statement Disclaimer
     This press release may contain statements relating to ARI’s expected financial performance and/or future business prospects, events and plans that are “forward—looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding the future prospects of the Company. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by ARI’s forward-looking statements. Other potential risks and uncertainties relating to the Company and its business are described in the Company’s filings with the Securities and Exchange Commission. ARI expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com.